EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 16, 2015 by and between Spectrum Brands, Inc., a Delaware corporation, (the “Company”), Spectrum Brands Holdings, Inc. a Delaware corporation (“Parent”), and Andreas Rouvé (“Executive”).

WHEREAS, the Company desires to employ Executive upon the terms and conditions set forth herein; and

WHEREAS, Executive is willing and able to accept such employment on the terms and conditions set forth herein; and

WHEREAS, Executive’s employment with the Company is expressly conditioned upon the agreement by Executive to the terms and conditions of such employment as contained in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, which include the provision of certain benefits and compensation to which Executive would not otherwise be entitled or receive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1. Employment Duties and Acceptance.  The Parent hereby employs Executive as, and Executive agrees to serve and accept employment with the Parent as, Chief Executive Officer and President, reporting directly to the Board of Directors of the Parent.  During the Term (as defined in Section 2 hereof), Executive shall devote substantially all of his working time and best efforts to such employment and perform such duties as Chief Executive Officer, including those duties reasonably assigned by the Board of Directors consistent with Executive’s position as Chief Executive and President of Parent.  As Chief Executive and President, Executive shall be responsible for the day to day management of the Company and shall have authority consistent with his title.  Executive shall be based at the Company’s world headquarters located at 3001 Deming Way, Middleton, Wisconsin 53562.  In addition, during the Term, Executive agrees to serve without additional compensation as the Chief Executive Officer and President of the Company and any other subsidiaries or affiliates of the Parent, as reasonably requested by the Parent.

2. Term of Employment.  Subject to the termination of employment as set forth in Section 4 hereof, Executive’s employment and appointment hereunder shall be for a term commencing on April 1, 2015 (the “Effective Date”) and expiring thirty-six (36) months thereafter, or on April 1, 2018 (the “Initial Term”).  Upon expiration of the Initial Term and subject to the termination of employment as set forth in Section 4 hereof, this Agreement shall automatically extend for successive renewal periods of one (1) year (the “Renewal Term(s)”), unless either party provides written notice at least ninety (90) days prior to the Renewal Term of its election not to renew the Initial Term or any Renewal Term.  The Initial Term and any Renewal Term shall be collectively referred to as the “Term”.

3. Compensation and Benefits.  During the Term of this Agreement and provided Executive’s employment has not terminated pursuant to Section 4 hereof, in consideration for the performance by Executive of his duties hereunder, the Company shall pay or provide to Executive certain compensation and benefits as set forth in this Section 3 and such other compensation as the

Board of Directors of the Parent (the “Board”) or the Compensation Committee thereof (the “Compensation Committee”) may determine (collectively, “Compensation and Benefits”).  Executive agrees to accept the Compensation and Benefits as set forth in this Section 3 in full satisfaction for his performance hereunder and agrees that necessary withholdings for taxes, FICA contributions and the like shall be deducted from such Compensation.

(a) Base Salary.  Executive shall receive a base salary of Seven Hundred Thirty-five Thousand Dollars ($735,000) per annum for the duration of the Term (the “Base Salary”), which Base Salary shall be paid in equal semi-monthly installments in arrears.  The Compensation Committee shall review annually the Base Salary payable to Executive hereunder and may, in its sole discretion, increase (but not decrease) Executive’s Base Salary.  Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b) Management Incentive Plan Bonus.  Executive shall be eligible to receive a Management Incentive Plan (or comparable successor plan) bonus for each fiscal year ending during the Term (commencing with Fiscal Year 2015), payable annually in arrears, which shall be based on a target amount of one hundred twenty-five percent (125%) of Base Salary (the “Target Amount”) paid during the applicable Fiscal Year, provided the Company achieves certain annual performance goals (the “Performance Targets”)  as established by the Board and/or Compensation Committee from time to time, and beginning with Fiscal Year 2016, following consultation with Executive and such performance targets shall be communicated within seventy-five (75) days following the commencement of the applicable fiscal year (the “Bonus”).  For Fiscal Year 2015, for the purposes of the Bonus calculation, the Base Salary and Bonus will be calculated for the period beginning on April 1, 2015 through September 30, 2015 and for the period prior to April 1, 2015, the Base Salary and the Bonus will be calculated in accordance with Executive’s Registered Director’s Agreement with Rayovac Europe GmbH, dated August 27, 2007 as amended October 1, 2007.    If Executive exceeds the Performance Target, the Bonus shall be increased in accordance with the formula approved by the Compensation Committee no later than the close of the first quarter of the applicable fiscal year; provided, however, in no event shall the Bonus exceed 250%  of the Target Amount. Any such increased annual Bonus shall be and become the “Bonus” for purposes of this Agreement.  The Bonus shall be payable in cash and/or stock (which shall be vested fully as of the date of transfer) the percentages of which shall be identical to those paid to the Company’s senior executives as established by the Compensation Committee/Company, but not later than the seventy-fourth (74th) calendar day following the end of the fiscal year to which the Bonus relates.  Except as specifically set forth in Section 5(b), as a condition precedent to the payment of the Bonus, Executive must remain employed with the Company on the date the Bonus is paid.

(c) Insurance Coverages and Benefits.  Executive shall be eligible to participate in such insurance plans (including, but not limited to, healthcare, dental, life, and disability) and all other benefits, if any, as are made available from time to time by the Company to its executive officers, subject to the terms and conditions of such plans, as may be amended, modified or terminated from time to time.

(d) Equity Incentive Plan Award.  Executive shall be eligible to participate in the Company’s Equity Incentive Program (“EIP”) or comparable successor plan.  With respect to Fiscal 2015, Executive shall be provided a Parent restricted stock unit award valued at Three Million Dollars ($3,000,000) at the time of the award (the “EIP Award”).  For the avoidance of doubt, the Three Million Dollars ($3,000,000) EIP grant for Fiscal 2015 is the sum of the original Two Million Dollars ($2,000,000) grant awarded in December 2014 and an additional One Million Dollars ($1,000,000) to be awarded as promptly as practicable following the Effective Date, but in no event more than thirty (30) days following the Effective Date.  Both the grant of the EIP Award and vesting of the earned EIP Award shall be in accord with the terms and conditions of the Stock Agreement and/or applicable plan (which currently is the Spectrum Brand Holdings, Inc. 2011 Omnibus Equity Award Plan (the “Equity Award Plan”) and subject to the Compensation Committee’s approval.

(e) Additional Equity Program Award.  Executive shall be eligible to participate in an additional Equity Program Award for the Fiscal Years 2015-2016, which is termed as the Spectrum $2B Equity Program, wherein Executive shall be eligible to receive a Parent restricted stock unit award valued at Three Million Dollars ($3,000,000) at the time of the award (the “S2B Equity Award”).  For the avoidance of doubt, the Three Million Dollars ($3,000,000) S2B grant for Fiscal 2015-2016 is the sum of the original Two Million Dollars ($2,000,000) grant awarded in February 2015 and an additional One Million Dollars ($1,000,000) to be awarded as promptly as practicable following the Effective Date, but in no event more than thirty (30) days following the Effective Date.  Both the grant of the S2B Equity Award and vesting of the earned S2B Equity Award shall be in accord with the terms and conditions of the S2B Equity Award Plan and/or Stock Agreement and subject to the Compensation Committee’s approval.

(f) Stock Based Awards.  At the sole discretion of the Compensation Committee of the Board during the Term, Executive may be eligible to receive additional grants of stock based, restricted stock units, and/or stock option awards.  Any award of stock, restricted stock units, and/or options shall be subject to the terms and conditions as established by the Compensation Committee of the Board.

(g) Vesting of Equity.  If a Change in  Control (as defined in the Equity Award Plan) occurs on or prior to the date that is twenty-four (24) months following the Effective Date, then any unvested equity awards which are outstanding shall vest in full in an amount equal to the full value of the award upon the earlier of (i) the first anniversary of the Change in Control and (ii) the date the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, provided that the Executive executes the irrevocable Release in the time and manner set forth in Section 5(b)(iv).

(h) Relocation Benefits.  The Company shall provide Executive with the relocation benefits pursuant to the terms of the Spectrum Brands Relocation Policy for international transfers of senior executives, which benefits shall also include, but not be limited to: (i) movement of household goods from Executive’s residence as of the Effective Date to the Madison, Wisconsin area; (ii) other relocation benefits under the Company’s policies for executive-level international relocations; and (iii) provision of a Company-funded executive apartment for Executive’s use for a period of six (6) months following Executive’s commencement of employment with the Company.  The terms and conditions of these relocation benefits shall be governed by the Repayment Agreement, provided, however, that if Executive is terminate without Cause (as defined below) or due to his death or Disability (as defined below), or if the Executive resigns for Good Reason (as defined below), the Executive will not be required to reimburse the Company for the financial assistance distributed to him or on his behalf pursuant to the Relocation Policy or this Agreement.    If there is any conflict between the terms of the Repayment Agreement and this Agreement, whether the Repayment Agreement is executed on or any time after the Effective Date, the terms of this Agreement shall control.  In addition, the Company shall pay all of the reasonable costs necessary to relocate Executive upon the termination of Executive’s employment other than a termination for Cause or Executive’s resignation without Good Reason.

(i) Vacation. Executive shall be entitled to four (4) weeks of vacation for each full year.

(j) Vehicle.  Pursuant to the Company’s policy for use of vehicles by executives, Executive shall be provided with the use of a leased vehicle.  Unless the Executive’s employment is terminated by the Company for Cause pursuant to Section 4(a) or by the Executive voluntarily pursuant to Section 4(d), Executive shall be permitted to drive the Company vehicle for the duration of the 12-month period following termination and at the end of such 12-month period, Executive will be permitted to purchase the Company vehicle at the Company’s book value of the vehicle as of the date of purchase.

(k) Tax Preparation and Estate Planning Assistance.  The Executive shall receive a stipend for fees incurred in connection with the advice and preparation of his income tax filings and returns for each calendar year that occurs during the Term and for his estate planning, all in accordance with the Company’s policies.

(l) Other Expenses.  Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by Executive in the performance of Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy.  All expense reimbursements and other perquisites of Executive are reviewable periodically by the Compensation Committee of the Board.

(m) D&O Insurance.  Executive shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized or ratified by the Board.  Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”).  Copies of the Company’s charter, by-laws and D&O Insurance will be made available to Executive upon request.

(n) Pension Agreement.  The Pension Agreement between VARTA Gerätebatterie GMBH and the Executive dated May 17, 1989 including the supplement of July 1, 1999, which was assumed by the Company, shall continue and remain in full force and effect.

(o) Legal Fees. The Company shall pay Executive’s legal fees incurred in connection with the preparation of this Agreement in an amount equal to $25,000.
4. Termination.

(a) Termination by the Company with Cause.  The Company shall have the right at any time to terminate Executive’s employment hereunder upon written notice upon the occurrence of any of the following (any such termination being referred to as termination for “Cause”):

(i) the commission by Executive of any deliberate and premeditated act taken by Executive in bad faith against the interests of the Company that causes or is reasonably anticipated to cause material harm to the Company;

(ii) Executive has been convicted of, or pleads nolo contendere with respect to any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty 4 or misappropriation of the property of the Company that causes or is reasonably anticipated to cause material harm to the Company;
(iii) the habitual drug addiction or intoxication of Executive which negatively impacts his job performance or Executive’s failure of a company-required drug test;

(iv) the willful failure or refusal of Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the Board, provided such failure or refusal continues after thirty (30) calendar days of the receipt of notice in writing from the Board of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v) Executive materially breaches any of the terms of this Agreement or any other agreement between Executive and the Company which breach is not cured within thirty (30) calendar days subsequent to notice from the Company to Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If such definition of termination for “Cause” set forth above conflicts with such definition in Executive’s time-based or performance based restricted stock unit or restricted stock award agreements (individually, the “Stock Agreement” and collectively, the “Stock Agreements”), or any agreements referred to therein, the definition set forth herein shall control.

(b) Termination by Company for Death or Disability.  The Company shall have the right at any time to terminate Executive’s employment hereunder upon thirty (30) calendar days prior written notice upon Executive’s inability to perform his duties hereunder by reason of any mental, physical or other Disability for a period of at least six (6) consecutive months (for purposes hereof, “Disability” has the same meaning as in the Company’s disability policy), if within thirty (30) calendar days after such notice of termination is given, Executive shall not have returned to the full-time performance of his duties.  The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of Executive.

(c) Termination by Company without Cause.  The Company shall have the right at any time to terminate Executive’s employment for any other reason without Cause upon ninety (90) calendar days prior written notice or immediately with payment of base salary in lieu of notice thereof to Executive.

(d) Termination for Non-renewal.  The termination of Executive’s employment at any time following the failure of the Company to renew the Initial Term or any subsequent Renewal Term shall be deemed a termination without Cause as of the expiration of the Term for all purposes of this Agreement, unless the failure to renew is because of the Executive’s refusal to renew. Upon the expiration of the Initial Term or any Renewal Term then in effect under this Section 4(d), Executive’s employment shall terminate.

(e) Voluntary Termination by Executive. Executive shall be entitled to voluntarily terminate his employment hereunder upon ninety (90) calendar days' prior written notice to the 5

Company. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5(a).

(f) Termination by Executive for Good Reason.  Executive shall be entitled to terminate his employment and appointment hereunder for Good Reason if the Company fails to remedy the condition creating the Good Reason within thirty (30) calendar days subsequent to written notice from Executive to the Company, and any such termination shall be treated as a termination by the Company without Cause.  Written notice of the existence of the condition creating the Good Reason termination must be given by the Executive to the Company within ninety (90) calendar days after the first occurrence of the condition.  For this purpose, “Good Reason” shall mean:

(i) any reduction, not consented to by Executive, in Executive’s Base Salary or target annual bonus opportunity referred to in Section 3(b), then in effect;

(ii) the relocation, not consented by Executive, of the Company’s office at which Executive is principally employed as of the Effective Date to a location more than fifty (50) miles from such office, or the requirement by the Company that Executive be based at an office other than the Company’s office at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations;

(iii) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties;
(iv) a breach by the Company of any of its material obligations under this Agreement; or
(v) the failure of the Company to obtain the agreement for any successor to the Company or the Parent to assume and agree to perform this Agreement.

(g) Notice of Termination.  Any termination (except due to the death of Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8.  For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) calendar days after the giving of such notice, unless a longer notice is required pursuant to another section of this Agreement).  The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the party or preclude the party from asserting such fact or circumstance in enforcing its rights under this Agreement.

(h) Upon termination of Executive’s employment with the Company, unless the Company requests otherwise, Executive shall be deemed to have resigned, effective immediately, from all offices, directorships, and other positions he held with the Company and its affiliates and Executive shall execute any documents reasonably required to effectuate the foregoing.

5. Effect of Termination of Employment.

(a) Termination by the Company with Cause or Voluntarily by Executive.  If during the Term, the Executive’s employment is terminated by the Company with Cause or if Executive voluntarily terminates his employment hereunder, Executive’s Compensation and Benefits specified in Section 3 shall cease at the time of such termination, and Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law.  Upon any such termination of employment, the Company shall promptly pay to Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with the Company policy, and accrued benefits through the Company’s benefit plans, programs and arrangements (the “Accrued Obligations”).

(b) Without Cause, for Good Reason, Death or Disability.  If during the Term, the Executive’s employment is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason pursuant to Section 4(e), or (iii) by reason of death or by the Company for Disability, the Company shall pay Executive the Accrued Obligations and Executive’s Compensation and Benefits specified in Section 3 shall cease at the time of such termination, and Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination.  Without limiting the foregoing and provided (x) Executive executes a separation agreement with a release of claims agreeable to the Company as further set forth in Section 5(b)(v) below (to the extent that Executive is physically and mentally capable to execute such an agreement) and (y) Executive adheres to the restrictions set forth in Sections 6 and 7 below, the Company shall pay Executive the amounts and provide Executive the benefits as follows:

(i) The Company shall pay to Executive as severance a cash payment in an amount equal to the sum of (A) one and one-half (1-1/2) times Executive’s Base Salary and (B) one (1) times the target annual Bonus of one hundred twenty five percent (125%) of Executive’s then current Base Salary, such cash amount to be paid to Executive ratably monthly in arrears over the eighteen (18)-month period immediately following such termination.  Additionally, the Company shall pay to Executive pro rata portion of the annual Bonus applicable to the Fiscal Year in which termination occurs based on the amount Executive would have earned for the Fiscal year in which termination occurs if Executive’s employment had not ceased.  Such pro-ration shall be based on the number of weeks Executive worked during such fiscal year prior to such termination divided by fifty-two (52).  Payment of this pro-rated Bonus amount will be made in cash at the same time which a Bonus would have been paid to Executive for the fiscal year in which termination occurs if Executive had not terminated employment with the Company.  Payments otherwise receivable by Executive pursuant to this Section 5(b)(i) shall cease immediately upon the discovery by the Company of Executive’s breach of the covenants contained in Sections 6 or 7 hereof.

(ii) For the eighteen (18)-month period immediately following such termination, the Company shall arrange to provide Executive and his dependents the additional benefits specified in Section 3(c) substantially similar to those provided to Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to Executive or the Company than the cost to Executive and the Company immediately prior to such date.  Benefits otherwise receivable by Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of Executive’s breach of the covenants contained in Sections 6 or 7 hereof.  In addition, benefits otherwise receivable by Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to Executive during the eighteen (18)-month period following Executive’s termination of employment (and any such benefits received by or made available to Executive shall be reported to the Company by Executive); provided, however, that the Company shall reimburse Executive for the excess, if any, of the cost of such benefits to Executive over such cost immediately prior to the date of termination.

(iii) Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(iv) If Executive’s employment with the Company terminates during the Term and Executive is eligible for benefits under this Section 5(b), Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Section 5, and there shall be no reduction or offset of such payments following Executive’s obtaining any other employment.

(v) A condition precedent to the Company’s obligations to pay the severance and benefits in Section 5(b)(i) and (ii) shall be the Executive’s execution and delivery within fifty-five (55) days following his termination of employment of a timely, effective and irrevocable release of claims in favor of the Company and its Affiliates, in the form provided by the Company within five (5) business days after day the Notice of Termination is delivered to Executive (such condition, the “Release Condition”).  If the Executive fails to execute and deliver such release of claims within such fifty-five (55) day period, or if he revokes such release as provided therein, then he shall not receive the payments and benefits provided in Section 5(b)(i) and 5(b)(ii) or any other payment to which he is not otherwise entitled, except as provided in this Agreement.  Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the sixtieth (60th) day after termination of employment (subject to further delay, if required pursuant to Section 9(b) below) provided that the Release Condition is satisfied.

6. Agreement Not to Compete.

(a) Executive agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than two percent (2%) of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company.  The “Non-Competition Period” is period of Executive’s employment hereunder plus a period of eighteen (18) months immediately thereafter.  In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business, the parties agree that the geographic scope of this covenant not to compete shall extend North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business.

(b) Without limiting the generality of Section 6(a) above, Executive further agrees that during the Non-Competition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit divert, take away, or attempt to solicit, divert, or take away or otherwise contact any of the Company’s customers with whom Executive had contact, responsibility for, or had acquired confidential information about by virtue of his or her employment with the Company at any time during his or her employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non-Competition Period.

(c) Executive agrees that during the Non-Competition Period, he shall not (i) contact in order to induce, solicit or encourage any person to leave the Company’s employ and (ii) hire any person who is an employee or consultant under contract with the Company or who was an employee or consultant during the six (6) month period preceding such activity, without the Company’s written consent.  Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d) The Non-Competition Period shall be tolled by and automatically extended by the length of a breach by Executive, to the extent permitted by law.  If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.

(e) Executive hereby agrees not to defame or disparage the Company, its affiliates and their respective officers, directors, members or employees.  Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or employees.

(f) For purposes of this Section 6 and Section 7 below, the “Company” refers to the Company, the Parent, and any incorporated or unincorporated affiliates of the Company.
7. Secret Processes and Confidential Information.

(a) Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by Executive from the Company and any confidential information or materials of other parties received by Executive in connection with the performance of his duties hereunder.  For purposes of this Section 7(a), confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices.  The restriction on Executive’s use or disclosure of the confidential information or materials shall remain in force during Executive’s employment hereunder and until the earlier of (i) a period of seven (7) years thereafter or (ii) such information is of general knowledge in the industry through no fault of Executive or any agent of Executive.  Executive also agrees to return to the Company promptly upon its request any Company information or materials in Executive’s possession or under Executive’s control.  This Section 7(a) is not intended to preclude Executive from being gainfully employed by another.  Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(b) Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by Executive during the period of Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from Executive’s use of the Company’s premises or property (collectively called the “Inventions”).  Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and Executive hereby assigns to the Company all of Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by Executive that all the Inventions are works made for hire.  The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions.  Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(c) Upon the request of, and, in any event, upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and Executive will not retain any such information or any reproduction or excerpt thereof.  Nothing in this Agreement or elsewhere shall prevent Executive from retaining his desk calendars, address book (including electronic address books and contacts lists) and rolodex.

(d) Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

8. Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one (1) business day after delivery to an overnight delivery courier, or (d) on the fifth (5th) calendar day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail.  The addresses for such notices shall be as follows:

(a) For notices and communications to the Company:

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Facsimile: (608) 278-6363

Attention: General Counsel

(b) For notices and communications to Executive: at the address set forth in the records of the Company, as updated at the request of Executive from time to time.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9. Section 409A.

(a) This Agreement is intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.      Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c) Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service,” as defined in Treas. Reg. § 1.409A-1(h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(d) Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

10. General.

(a) Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement, including without limitation, any claims of breach of contract or unlawful employment discrimination (collectively “Disputes”), such Disputes will be resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Madison, Wisconsin, in accordance with the AAA’s National Rules for the Resolution of Employment Disputes.  The parties mutually agree that the arbitrator shall have no authority to award punitive or exemplary damages to the prevailing party.  Each party shall pay fifty percent (50%) of the cost of the arbitration, except as provided below.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Any arbitration costs and expenses that are unique to arbitration or are in excess of the costs of filing the same claim in a court of competent jurisdiction shall be borne by the Company.

(b) Claims under Section 6 or 7.  With respect to any controversy, claim or dispute under Section 6 or 7 of this Agreement, the Parties each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Wisconsin or in a State Court in Wisconsin.  Except as otherwise specifically provided in this Agreement, the Parties undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to Section 6 or 7 of Agreement in a forum other than a forum described in this Section 10 provided, however, that nothing herein shall preclude either Party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 10 or enforcing any judgment obtained by the Company.  The agreement of the Parties to the forum described in this Section 10 is independent of the law that may be applied in any suit, action, or proceeding, and the Parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The Parties waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 10, and the Parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The Parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 10 shall be conclusive and binding upon the Parties and may be enforced in any other jurisdiction

(c) Waiver of Jury Trial; Service.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL.  Each of the Parties hereto agrees that this Agreement involves at least One Hundred Thousand Dollars ($100,000) and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.  Each of the Parties hereto irrevocably and unconditionally agrees (i) that service of process may be made on such Party by mailing copies of such process to such Party at such Party’s address as specified in Section 8 that service made pursuant to clause (i) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

(d) Governing Law.  All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

(e) Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(f) Successors and Assigns.  This Agreement shall be binding upon Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by him.  This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(g) Entire Agreement.  This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof, including, but not limited to Executive’s Registered Director’s Agreement with Rayovac Europe GmbH, dated August 27, 2007 as amended October 1, 2007, provided this provision explicitly excludes the Pension Agreement referenced in Section 3(m).

(h) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.

(i) Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which Executive may qualify, except for any severance plan, program, policy or arrangement.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(j) Mitigation. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

(k) Equitable Relief.  Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of posting bond or proving the actual damage to the Company.  If the Company or one of its affiliates shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company or such affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.  The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.

(l) Severability.  Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 10(i) of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement.  However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court of competent jurisdiction determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits, provided for in this Agreement following termination, (or if he has already received severance pay or benefits, Executive shall be required to repay such severance pay and benefits to the Company within ten (10) calendar days of written demand by the Company) if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment.  Except as set forth in the preceding two sentences, if any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(m) No Construction Against Drafter.  The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(n) Cooperation.  Executive agrees to cooperate with the Company, during the Term and for the two (2) years immediately thereafter, by being reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Affiliate, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with Executive’s business or personal affairs.  The Company agrees to reimburse Executive for all reasonable expenses (including reasonable attorneys’ fees) incurred by Executive in connection with his provision of testimony or assistance or other cooperation contemplated by this Section.

(o) Withholding. The Company and its affiliates may withhold from any amounts payable to Executive hereunder all federal, state, city, foreign or other taxes that the Company may 14 reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(p) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(q) Representations of Executive.Executive represents, warrants and covenants that as of the date hereof and as of the date Executive commences employment with the Company: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(r) Clawback.  The Executive acknowledges that to the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or by applicable award agreement, the Bonus and other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS HOLDINGS, INC.

By:

Nathan E. Fagre

Senior Vice President, General Counsel and Secretary

SPECTRUM BRANDS, INC.

By:

Nathan E.  Fagre

Senior Vice President, General Counsel and Secretary

EXECUTIVE:

Andreas Rouvé